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                           CERTIFICATE OF INCORPORATION OF
                               BEST UNIVERSAL LOCK CO.

                                      ARTICLE I

    The name of this corporation is Best Universal Lock Co.

                                      ARTICLE II

    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address if The Corporation Trust Company.

                                     ARTICLE III

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      ARTICLE IV


    The capital stock of the Corporation shall consist of 620,000 shares, divided into three hundred thousand shares of Series A non-par value common stock (the "Series A Stock"), three hundred thousand shares of Series B non-par value common stock (the "Series B Stock"), and twenty thousand shares of 7% preferred stock of the par value of $100 each. The preferred stock shall be entitled to receive from the surplus or net profits of the Corporation annual dividends at the rate of 7%, payable semiannually on the 1st day of January and the 1st day of July of each year, which dividends shall be cumulative and shall be payable before any dividends on the Series A Stock or Series B Stock are paid or set apart. The earnings of the Corporation declared as dividends after the payment of the dividend on preferred stock shall be apportioned as dividends, 50% to the holders of Series A Stock and 50% to the holders of Series B Stock, until the dividends on Series A Stock amount to $.80 per share, computed annually and not cumulatively; all further earnings declared as dividends in each calendar year shall be apportioned as dividends to the holders of the Corporation's entire outstanding stock of Series A and Series B, share and share alike. Any number of shares of the preferred stock may be retired by the Corporation at any time by mutual consent at an agreed price not in excess of par, or any or all may be retired in whole or in part on any dividend paying date at the price of $105 per share and accrued dividends, and when retired shall not be subject to reissuance except by affirmative vote of all of the directors of the Corporation. The amount of the preferred stock may be increased only by the affirmative vote of two-thirds of all the outstanding stock of the Corporation in the manner provided by law and the bylaws of the Corporation. Each share of stock shall entitle the holder thereof to one vote at all shareholders meetings.

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                                      ARTICLE V

    The name and mailing address of the incorporator is Gregg A. Dykstra, 6161
E. 75th Street, Indianapolis, Indiana 46250

                                      ARTICLE VI

    The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                     ARTICLE VII


    No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article VII shall not limit or eliminate the liability of a director, to the extent provided by applicable law: (i) for any breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intention of this Article VII to eliminate the liability of the corporation's directors to the corporation or its shareholders to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (or any successor provision).



    Any repeal or modification of the foregoing provisions of this Article VII by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                     ARTICLE VIII


    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, the undersigned has signed this Certificate this 12th day of October, 1995.


                                                 /s/ Gregg A. Dykstra
                                                 --------------------
                                                 Gregg A. Dykstra

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